Exhibit 99.1

Boulder Brands Announces Preliminary Third Quarter 2014 Results

Boulder, CO (October 22, 2014) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today provided an update on its anticipated financial results for the third quarter ended September 30, 2014, and its outlook for the fourth quarter of 2014.

•	For the third quarter of 2014, the Company expects net sales to be approximately $133.9 million, an increase of 13% over the third quarter of 2013.

•	Organic net sales increased approximately 8% and organic consumption growth increased approximately 12%.

•	Adjusted EBITDA for the third quarter of 2014 is expected to be approximately $21 million.

•	GAAP diluted loss per share for the third quarter of 2014 is expected to be approximately $(2.12) after giving effect to the impairment charges detailed below. Excluding certain items, non-GAAP diluted earnings per share for the third quarter of 2014 is expected to be approximately $0.08 compared to prior guidance of $0.10 to $0.12.

•	For the fourth quarter of 2014, the Company expects net sales to be in the range of $132 to $137 million.

•	Adjusted EBITDA for the fourth quarter of 2014 is expected to be in the range of $18 to $20 million.

•	Non-GAAP diluted earnings per share for the fourth quarter of 2014 is expected to be in the range of $0.04 to $0.06 compared to prior guidance of $0.18 to $0.20.

•	In addition, we are anticipating preliminary estimated non-cash goodwill and trade name impairment charges aggregating $147.5 million relating to the Smart Balance business, of which a significant portion will not be tax deductible.

Chairman and Chief Executive Officer Stephen Hughes stated, “During the third quarter, we faced a number of headwinds that impacted our financial results. Smart Balance continued to face challenges in the spreads category, resulting in a larger than expected decline. In addition, as noted on our second quarter call, the mix shift of our fast-growing, lower margin Natural segment is significantly outpacing our higher margin Balance segment and is therefore putting increased pressure on our gross margins.”

Mr. Hughes concluded, “While we are disappointed with our results, consumption is in line with our guidance and tracking ahead of sales, which is a positive indicator for the health of our business. We expect consumption in the fourth quarter to be in line with the third quarter, but are expecting lower shipments due to a normalizing of certain inventories at our largest customer. We look forward to detailing our strategy and outlook for the fourth quarter and 2015 on our upcoming earnings call.”

The Company is in its quiet period until reporting its third quarter results on November 6th. A press release will be issued at approximately 8:30 a.m. Eastern Standard Time the same day, followed by a conference call at 9:30 a.m. Eastern Standard Time. Investors and analysts may participate via conference call by dialing (866) 515-2914 from the United States or (617) 399-5128 from elsewhere. The conference ID is BOULDER. To ensure access to the conference call, participants should dial in at least 10 minutes before the call starts. A rebroadcast will be available until November 14, 2014, and can be accessed by dialing (888) 286-8010. The participant passcode is BOULDER (2685337 on the keypad).

The webcast link, http://edge.media-server.com/m/p/y4ionn26/lan/en, can also be found at http://investors.boulderbrands.com in the Events section. The webcast will be a listen-only format. An archive of the webcast will also be available at http://investors.boulderbrands.com in the Events section.

The table below provides a reconciliation of expected GAAP operating income to expected non-GAAP operating income and expected non-GAAP adjusted EBITDA.

Reconciliation of Expected Operating (Loss) Income to Expected Non-GAAP Operating Income and Expected Adjusted EBITDA – Third Quarter

$ in Millions	2014	2013
Operating (loss) income	$(135.1)	$8.4
Impairment charges	147.5	-
Restructuring, acquisition and integration-related costs	(0.2)	3.1
Non-recurring charges	1.1	-
Non-GAAP operating income	13.3	11.5
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.7	4.8
Stock-based compensation expense	2.5	3.3
Subtotal	21.5	19.6
Less other expense (income), net	0.6	(0.6)
Adjusted EBITDA	$20.9	$20.2

The table below provides a reconciliation of expected GAAP Net (Loss) Income and expected GAAP Diluted EPS to expected non-GAAP Net Income and expected non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Expected Earnings Per Share (EPS), Net of Tax – Third Quarter

	Net (Loss) Income ($Mil)		Diluted EPS ($ Per Share)
	2014	2013	2014	2013
Reported GAAP*	$(129.5)	$(1.6)	$(2.02)	$(0.03)
Add back certain items:
Impairment charges, net of tax	133.0	-	2.08	-
Restructuring, acquisition and integration costs	(0.1)	2.2	-	0.04
Non-recurring charges	0.7	-	0.01	-
Stock-based compensation charge	-	0.7	-	0.01
Write-off of deferred loan costs	0.6	5.0	0.01	0.08
Tax rate adjustment	0.2	(1.2)	-	(0.02)
Total certain items	134.4	6.7	2.10	0.11

Non-GAAP excluding certain items**	$4.9	$5.1	$0.08	$0.08

*Reported GAAP is calculated using diluted shares outstanding

**Diluted shares outstanding for Q3-14 = 64.0 million & Q3-13 = 63.2 million

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to drive product innovation, the loss of a significant customer, erosion of the reputation of the Company’s brands, adverse developments with respect to the sale of buttery spreads, maintaining and upgrading the Company’s manufacturing facilities, the loss of a manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the Company’s obligations under its principal license agreement, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, the Company’s ability to manage its supply chain effectively, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, selling gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s debt, as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

In this release, the Company uses the terms “organic net sales,” "non-GAAP diluted earnings per share (EPS) excluding certain items," and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Adjusted EBITDA represents operating income before certain items (impairment charges, restructuring, acquisition and integration-related costs and non-recurring charges), and non-cash items (depreciation, amortization and stock-based compensation expense), less other (income) expense, net. Measures identified as “organic” are calculated including EVOL in the periods prior to acquisition and excluding milk. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) diluted earnings per share, excluding certain items, and (ii)adjusted EBITDA, are (i) diluted earnings per share, and (ii) operating income. We have included in this press release reconciliations of expected operating income to expected adjusted EBITDA, and expected diluted non-GAAP EPS excluding certain items to expected GAAP diluted EPS. Because of the forward-looking nature of the Company’s forecasted fourth quarter 2014 adjusted EBITDA and non-GAAP diluted earnings per share, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income and GAAP diluted earnings per share, respectively, are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of forecasted adjusted EBITDA to forecasted GAAP operating income and forecasted non-GAAP diluted earnings per share to forecasted GAAP diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018